DATARAM

PRESS RELEASE

Dataram Contact:                      Investor Contact:
Mark Maddocks,                        Joe Zappulla
Vice President-Finance, CFO           Wall Street Investor Relations Corp.
609-799-0071                          212-681-4100
info@dataram.com                      JZappulla@WallStreetIR.com


       DATARAM REPORTS $0.17 PER SHARE EARNINGS ON $19.9
             MILLION OF REVENUE IN FOURTH QUARTER

   Revenues Grow 16% Over Prior Quarter and 59% Over Prior Year Period


PRINCETON, N.J. June 3, 2004 - Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal fourth quarter and year ended April 30, 2004. Revenues for the fourth quarter increased 16% to $19.9 million from the third quarter of the current fiscal year. This also compares to revenues of $12.5 million for the fourth quarter of the prior fiscal year, an increase of 59%. Net earnings for the fourth quarter were $1,530,000 or $0.17 per diluted share compared to a net earnings of $732,000 or $0.08 per share in the third quarter of the current fiscal year and a net loss of $12,735,000 or $1.50 per share in the fourth quarter of the previous fiscal year, which included pre-tax asset impairment charges and restructuring charges totaling $14.6 million.

For the year ended April 30, 2004, revenues were $62.0 million, an increase of 16% over the previous fiscal year revenues of $53.5 million. Net earnings in fiscal 2004 were $2,271,000 or $0.25 per diluted share compared to a net loss of $15,604,000 or $1.84 per share in fiscal 2003, which included pre-tax asset impairment charges and restructuring charges totaling $15.3 million.

(In 000's, except per         Third       Fourth            Full Year
 share amounts)               Quarter     Quarter

                             FY 2004  FY 2004  FY 2003(1)  FY 2004  FY 2003(1)

Revenues                   $17,131  $19,948  $12,520     $61,984  $53,529
Earnings (loss)
  from operations          $   711  $ 1,742 $(16,253)    $ 2,404 $(20,083)
Net earnings (loss)        $   732  $ 1,530 $(12,735)    $ 2,271 $(15,604)
Diluted earnings (loss)
  per share                $  0.08  $  0.17 $  (1.50)    $  0.25 $  (1.84)

(1) Includes pre-tax asset impairment charges and restructuring charges of $14.6 million and $15.3 million, respectively, for fiscal 2003's fourth quarter and fiscal year.

Robert V. Tarantino, Dataram's chairman and CEO, commented, "We are pleased with the progress we have made this fiscal year and look forward to a prosperous fiscal 2005. Our revenue growth in fiscal 2004 has been led by sales growth to OEM customers. In the fourth quarter, revenues from sales to OEMs were approximately 50% of the Company's revenues, compared to approximately 17% of revenues a year ago. Our compatible memory revenues are also growing. Sales of our IBM, HP/Compaq and Sun compatible memory have all increased from the levels that existed at the beginning of the fiscal year. Additionally, our backlog grew to $4.7 million at the end of the fourth quarter, up from $3.6 million at the end of the previous quarter. The business environment has sufficiently improved to give us confidence that fiscal 2005 will be a growth year for Dataram."

Mark Maddocks, Dataram's vice president of finance and CFO, added, "The Company's balance sheet is strong and continues to improve. With $6.8 million in cash and a current ratio of 3.5, we are highly liquid."

Mr. Tarantino concluded, "We believe that our fourth quarter results are indicative of the current state of our business. Our fiscal 2005 business plan calls for an increase in fiscal 2005 earnings of approximately 15% over fiscal 2004's annualized fourth quarter earnings."

Dataram will conduct a conference call today at 4:30 p.m. (EDT) today to present its fourth quarter and full year financial results and to respond to investor questions. Interested shareholders may participate in the call by dialing 800-837-5450 and providing the following reservation number: 21196657. It is recommended that participants call 10 minutes before the conference call is scheduled to begin. The conference call can also be accessed over the
Internet through Vcall at www.vcall.com.   A replay of the call will be
available approximately one hour after the completion of the conference call through Vcall and for 24 hours by dialing 800-633-8284 or 402-977-9140 and entering the reservation number listed above.






ABOUT DATARAM CORPORATION
Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 36 years experience Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP/Compaq, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com



The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.



                     ***** Financial Tables Follow *****






                  DATARAM CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share amounts)
                              (Unaudited)


                                   Fourth Quarter Ended         Year Ended
                                         April 30,               April 30,
                                     2004        2003        2004       2003

Revenues                          $ 19,948    $ 12,520    $ 61,984   $ 53,529
Costs and expenses:
   Cost of sales                    14,938       9,734      46,311     39,529
   Engineering and development         321         383       1,284      1,539
   Selling, general and
     administrative                  2,947       4,056      11,985     17,204
   Restructuring charges                 -       3,065           -      3,805
   Asset impairment charge               -      11,535           -     11,535
                                  ________    ________    ________   ________
                                    18,206      28,773      59,580     73,612

Earnings (loss) from operations      1,742     (16,253)      2,404    (20,083)

Other income (expense), net            (33)        (28)        119        (84)
                                  ________    ________    ________   ________

Earnings (loss) before income taxes  1,709     (16,281)      2,523    (20,167)

Income tax provision (benefit)         179      (3,546)        252     (4,563)
                                  ________    ________    ________   ________

Net earnings (loss)               $  1,530    $(12,735)   $  2,271   $(15,604)
                                  ========    ========    ========   ========

Net earnings (loss) per share:
   Basic                          $   0.18    $  (1.50)   $  0.27    $  (1.84)
                                  ========    ========    ========   ========
   Diluted                        $   0.17    $  (1.50)   $  0.25    $  (1.84)
                                  ========    ========    ========   ========

Average number of shares outstanding:
   Basic                             8,518       8,502      8,502       8,500
                                  ========    ========    ========   ========
   Diluted                           9,194       8,502      8,907       8,500
                                  ========    ========    ========   ========


                    DATARAM CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                             (In thousands)
                              (Unaudited)


                                      April 30, 2004          April 30, 2003

ASSETS
Current assets:
   Cash and cash equivalents            $  6,806               $  2,500
   Trade receivables, net                  8,846                  6,292
   Income tax receivable                       -                  3,138
   Inventories                             2,537                  2,855
   Deferred income taxes                     723                    723
   Other current assets                       92                    111
                                        ________               ________
      Total current assets                19,004                 15,619

Property and equipment, net                2,858                  4,564

Other assets                                  50                     24
                                        ________               ________

Total assets                            $ 21,912               $ 20,207
                                        ========               ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Accounts payable                     $  3,862               $  3,208
   Accrued liabilities                     1,646                  2,978
                                        ________               ________
      Total current liabilities            5,508                  6,186


Stockholders' equity                      16,404                 14,021
                                        ________               ________

Total liabilities and
  stockholders' equity                  $ 21,912               $ 20,207
                                        ========               ========